EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 14, 2009 with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Semitool, Inc. on Form 10-K for the year ended September 30, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Semitool, Inc. on Forms S-3 (File No. 333-112964) and on Forms S-8 (File No. 333-114284, File No. 333-62474, File No. 333-89562 and File No. 333-142815).

/s/ GRANT THORNTON LLP

Salt Lake City, Utah
December 14, 2009